Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”) is made as of January 10, 2006 between REGIS CORPORATION, a Minnesota company (the “Company”), and WELLS FARGO BANK, N.A. (the “Rights Agent”), amending the Rights Agreement, dated as of December 23, 1996, between the Company and the Rights Agent (the “Rights Agreement”).  Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 10, 2006, by and among Alberto-Culver Company, a Delaware corporation (“Alberto”), Sally Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Alberto (“Spinco”), the Company, Roger Merger Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and Roger Merger Subco LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Subco”), pursuant to which (i) at the Effective Time (as defined in the Merger Agreement), Merger Sub will be merged with and into Spinco (the “Merger”), with Spinco being the surviving corporation, and each issued and outstanding share of common stock of Spinco not held by Spinco as treasury stock or held by the Company shall be converted into the right to receive common stock (including associated Rights) of the Company and (ii) immediately after the Effective Time, the surviving corporation of the Merger will be merged with and into Subco, with Subco being the surviving entity;

WHEREAS, in connection with the Merger and in accordance with Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as hereinafter set forth and has executed and delivered this Amendment immediately prior to the execution and delivery of the Merger Agreement; and

WHEREAS, the Company has requested that the Rights Agent execute, and the Rights Agent has agreed to execute, this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

AMENDMENT

1.                                       Amendment of the Rights Agreement.

1.1                                 Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

“(o)                           “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of January 10, 2006, by and among Alberto-Culver Company, a Delaware corporation (“Alberto”), Sally Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Alberto (“Spinco”), the Company, Roger Merger Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Roger Merger Subco LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, as the same may be amended in accordance with the terms thereof.

(p)                                 “Merger” has the meaning ascribed to it in the Merger Agreement.

(q)                                 “Subsequent Merger” has the meaning ascribed to it in the Merger Agreement.

(r)                                    “Subsidiary” has the meaning ascribed to it in the Merger Agreement.

(s)                                  “Transaction Agreements” has the meaning ascribed to it in the Merger Agreement.”

1.2                                 The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately prior to the last sentence thereof:

“Notwithstanding anything to the contrary contained herein, none of the execution and delivery of the Merger Agreement, the Transaction Agreements and the consummation of the Merger, the Subsequent Merger and the other transactions contemplated by the Merger Agreement and the Transaction Agreements will cause Alberto, Spinco or any of their respective Affiliates or Associates to be, become or be deemed an Acquiring Person.”

1.3                                 The definition of “Shares Acquisition Date” in Section 1(m) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything to the contrary contained herein, none of the execution and delivery of the Merger Agreement, the Transaction Agreements and the consummation of the Merger, the Subsequent Merger and the other transactions contemplated by the Merger Agreement and the Transaction Agreements will cause a Share Acquisition Date to occur.”

1.4                                 Section 3(a) of the Rights Agreement is hereby amended by inserting the following after the defined term “Distribution Date” contained therein:

“provided that, notwithstanding anything to the contrary contained herein, none of the execution and delivery of the Merger Agreement, the Transaction Agreements and the consummation of the Merger, the Subsequent Merger and the other transactions contemplated by the Merger Agreement and the Transaction Agreements or the public announcement of any of the foregoing will cause a Distribution Date to occur.”

1.5                                 The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

2.                                       Effect of Amendment.  This Amendment shall be deemed to be in full force and effect immediately prior to the execution of the Merger Agreement.  Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects.  In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

3.                                       Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.                                       Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

REGIS CORPORATION

By:	/s/ Paul D. Finkelstein

Name:	Paul D. Finkelstein

Title:	Chairman of the Board of Directors, President and Chief Executive Officer

WELLS FARGO BANK, N.A.
as the Rights Agent

By:	/s/ Steve Hoffman

Name:	Steve Hoffman

Title:	Assistant Vice President

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